Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Form S-1 on Form S-3 of Cryoport, Inc. of our report dated March 13, 2017 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding Cryoport, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Cryoport, Inc. and subsidiary as of December 31, 2016 and March 31, 2016, and for the nine month period ended December 31, 2016 and the year ended March 31, 2016 appearing in the Transition Report on Form 10-K of Cryoport, Inc. for the nine month period ended December 31, 2016.

We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of such registration statement.

/s/	KMJ Corbin & Company LLP

Costa Mesa, California

August 31, 2017